Exhibit 99.1

Boral completes acquisition of Headwaters Incorporated

Boral Limited (ASX: BLD) announced today that it has completed its acquisition of Headwaters Incorporated, a leading building products manufacturer and fly ash marketer in North America.

The closing of the transaction follows approval by Headwaters’ shareholders and receipt of all required regulatory approvals.

With the closing of the acquisition, effective Monday 8 May in the United States, Headwaters becomes a wholly owned subsidiary of Boral Limited and no longer a publicly traded company.

Boral’s CEO & Managing Director, Mike Kane, said the acquisition was a transformative step for Boral, its employees, customers and for shareholders, positioning the Group to deliver more sustainable growth through the market cycles.

“To ensure that we seamlessly realise the benefits of this strategic acquisition for all of our stakeholders, teams from Boral and Headwaters are coming together to implement integration plans that leverage the talents and expertise of both companies,” said Mr Kane.

“I would like to recognise the hard work undertaken over the past year or so by so many people from both Boral and Headwaters and our advisers.  Reaching this significant milestone demonstrates the commitment and belief we all have in this value-creating merger of two great businesses.  We are ready and well-positioned to deliver on our promises.”

Boral USA and Headwaters combined will form a new division to be named Boral North America – a ~US$1.8 billion revenue business – which will be headquartered in Atlanta, Georgia, the location of Boral’s current US headquarters.

For more information about Headwaters Incorporated and Boral’s acquisition, refer to Boral’s ASX Release dated 21 November 2016.

About Boral

Boral Limited is an international building and construction materials group, headquartered in Sydney, Australia.

Boral North America has a national fly ash processing and distribution business and manufactures stone veneer, concrete and clay roof tiles, concrete block, light building products and windows. Boral North America also has a construction materials business in Denver and has a 50% share of the Meridian Brick joint venture.

Investor Contacts	Media Contacts
Kylie FitzGerald +61 401 895 894	Luis Garcia +61 419 239 552
Boral Limited ABN 13 008 421 761 – PO Box 1228, North Sydney NSW 2059 - www.boral.com.au